Exhibit 99

FOR IMMEDIATE RELEASE

eDiets.com® Reports Strong Revenue Growth in 2Q04

Record investment in customer acquisition leads to operating loss

DEERFIELD BEACH, FL July 22, 2004 – eDiets.com, Inc. (NASDAQ: DIET), a leading online diet and healthy living destination, today announced fiscal second quarter results for the period ended June 30, 2004.

Second Quarter Financial Summary

•	Revenue totaled $11.4 million, up 26% versus the prior year period.

•	Active paying members rose 13% to a record 229,000 as of June 30, 2004.

•	New members totaled 141,000 subscribers, a record.

•	Net loss was $5.5 million, or $0.27 per share.

•	Net cash used in operations totaled $3.0 million.

•	Unrestricted cash was $9.1 million as of June 30, 2004.

“While we are growing our paying subscriber base, like other direct response online advertisers, we are up against significantly higher advertising costs this year. As a result, we reported a record loss for the quarter,” said David Humble, CEO of eDiets.com. “To counter this trend, we have reorganized our online media buying, introduced television as a means of acquiring new members and, more recently, introduced a new pricing strategy that more accurately values our subscription services. These initiatives are now in place, and we are optimistic about the second half of the year.”

Revenue for the second quarter was a record $11.4 million, an increase of 26% over the $9.0 million reported in the same period a year ago. The increase was attributable to higher average revenue per member per week and a higher average paying membership base.

As of June 30, 2004, the company had $4.7 million in deferred revenue, an increase of 14% over the first quarter. Deferred revenue relates to members’ subscription fee payments for which service has not yet been delivered.

The net loss for the period was $5.5 million, compared to a loss of $1.7 million in the second quarter of last year. On a per share basis, the loss was $0.27 per share in the current quarter, compared to a loss of $0.11 per share in the same period a year ago. Per share comparisons reflect the addition of 1.6 million shares from the company’s private placement completed in April 2004.

Cash flow from operations is the company’s primary metric of profitability since it matches the timing of revenue receipts and expense payments more closely than does net income in accordance with Generally Accepted Accounting Principles (GAAP). For the second quarter, eDiets.com used $3.0 million in operations, versus generating $1.2 million of positive cash flow in the year-ago period.

Advertising expenditures in the second quarter of 2004 totaled $11.0 million, up 72% over the $6.4 million reported in the second quarter last year. Of the increase, $3.0 million represented the company’s adoption of television advertising during the period, while the accelerated use of paid search placements represented an additional $0.8 million in spending.

Variable expenses, which are primarily royalties paid to branded diet partners and credit card fees, were $1.7 million, or 14% of total revenue for the second quarter of 2004, and fixed operating expenses totaled approximately $4.0 million. These results were consistent with the company’s expectations.

Recent Operating Highlights

•	Introduced Bob Greene’s “Get With the Program!” plan – another eDiets.com exclusive program.

•	Expanded alliance with America Online, Inc. to launch new ‘Diet & Fitness’ area for AOL’s 24 million U.S. members (AOL Keyword: Diets).

•	Launched eDiets.com|SolutionsSM – a new subscription-based service designed to support anyone interested in weight management.

•	Introduced Online/Anytime MeetingsSM – a high-tech alternative to ‘drive to’ meetings, available 24/7 to eDiets.com|SolutionsSM members.

•	Announced the addition of the company’s 19th program – Bill Philips’ “Eating for Life” plan.

“With a combination of increased revenue per new subscriber per cycle, and decreased customer acquisition cost, we are once again acquiring members on a profitable basis. Our outlook assumes a continuation of these improving trends,” said Mr. Humble. “By positioning the company for growth on a global basis, we are confident that we can benefit from the significant operating leverage inherent in our business.”

In April 2004, eDiets.com raised approximately $6.5 million in net proceeds through the private placement of 1.6 million newly issued shares. As of June 30, 2004, the company had no long-term debt and an unrestricted cash balance of $9.1 million.

Outlook

Because of the current tight market conditions for online advertising, and improving cost per acquisition (CPA) trends, the company now plans to scale back the previously stated goal of $35 million in advertising spending. The current range is expected to be between $31 million and $33 million for the year.

Despite the lower anticipated ad spending, the company reaffirmed its guidance for full year revenue growth of between 25% and 30% for the 12 months ending December 31, 2004. This reflects the benefits of both improving member economics and the consolidation of eDiets Europe Ltd., which is expected to contribute one to two percentage points of growth for the year. The accounts of eDiets Europe are being consolidated as of July 16, 2004.

If the current positive operating trends continue, eDiets.com anticipates that cash flow from operations will approach breakeven for the second half of this year. The company also expects a net operating loss in the third quarter to be largely offset by operating profits in the fourth quarter, due to seasonally lower year-end ad spending.

Conference Call Information

The company will host a conference call for investors beginning at 10:30 a.m. Eastern Time today. Participants may access the call by dialing 888-282-0172, passcode ‘eDiets.’ International participants may access the call by dialing 773-756-4712, passcode ‘eDiets.’ Alternatively, participants may access the webcast via the company’s Web site at: www.eDiets.com/investors.

An audio replay will be available through Friday, August 6, 2004. To access the replay, please dial 402-220-0373, and enter conference ID # 334387. The webcast will also remain accessible via the company’s Web site at: www.eDiets.com/investors.

About eDiets.com

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.6 million consumers worldwide have become eDiets.com members since 1997. Throughout 2004, Nielsen//NetRatings ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site, Forbes named eDiets.com “Best of the Web” in the diet and nutrition category and PC Magazine selected eDiets.com as its “Editors’ Choice.”

eDiets.com offers 19 personalized online programs including the Atkins Nutritional Approach™ , The Zone Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, “Ultimate Weight Solution,” Slim·Fast®, the Perricone Nutritional Face Lift™ , Bob Greene’s “Get With The Program!,” Bill Phillips’ “Eating for Life” plan, based on the New York Times best-selling lifestyle program book, the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including the Living With Diabetes, Low Sodium, Hypoglycemia/Low Sugar, Lactose/Dairy Free, Heart Smart and Cholesterol Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including Online Anytime Meetings providing members with on-demand expert guidance and inspiration and over 100 topic-specific support boards and chat rooms for one-on-one motivation.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (NASDAQ: DIET) headquartered in Deerfield Beach, FL that operates Web sites at www.eDiets.com and www.eFitness.com, and publishes and distributes one of the Internet’s leading electronic newsletters with an opt-in circulation base of approximately 13 million members. eDiets.com also owns eDiets Europe Ltd. (“eDiets Europe”) which operates www.eDiets.de in Germany and www.eDiets.com.es in Spain. eDiets Europe has also entered into an exclusive licensing agreement with Tesco.com, the world’s largest online grocer and a wholly owned subsidiary of Tesco plc (LSE: TSCO), to use eDiets.com’s personalized diet technology in the United Kingdom and Republic of Ireland.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing, when and if required, on acceptable terms, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets targeted by the Company, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

CORPORATE CONTACTS:	MEDIA CONTACT:
Merilee Kern	Eric Goldman
Manager, Marketing Communications	Vice President, Neale-May & Partners
858-577-0206	212-213-5400x202
merilee@eDiets.com	egoldman@nealemay.com

INVESTOR RELATIONS CONTACT:
Alison Tanner, CFA	Frank Milano
Chief Strategist	President, Strategic Investor Relations Corp.
954-360-9022	800-499-0971
alison@eDiets.com	frank@eDiets.com

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
INCOME STATEMENT DATA:
Revenues:
Membership	$9,666	$9,452	$7,578	$19,118	$13,641
Other revenue	1,719	1,624	1,471	3,343	2,739

Total revenues	11,385	11,076	9,049	22,461	16,380
Cost and expenses:

Cost of revenue	1,595	1,494	1,062	3,089	1,934
Product development	518	486	420	1,004	705
Sales and marketing *	12,896	10,167	7,689	23,063	14,487
General and administrative	1,691	1,689	1,156	3,380	2,253
Depreciation and amortization	181	236	339	417	671
Impairment of intangible assets	—	54	183	54	183

Total costs and expenses	16,881	14,126	10,849	31,007	20,233

Loss from operations	(5,496)	(3,050)	(1,800)	(8,546)	(3,853)

Other income (expense)	27	11	(2)	38	(12)

Income tax benefit	—	26	62	26	122

Net loss	$(5,469)	$(3,013)	$(1,740)	$(8,482)	$(3,743)

Loss per common share
Basic & Diluted	$(0.27)	$(0.16)	$(0.11)	$(0.44)	$(0.24)

Weighted average common and common equivalent shares outstanding
Basic & Diluted	20,104	18,480	15,975	19,276	15,896

*	Includes advertising of $11.0 million, $8.4 million and $6.4 million, for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003, respectively. For the six months ended June 30, 2004 and June 30, 2003, advertising was $19.4 million and $11.9 million, respectively.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(3,015)	$(694)	$1,227	$(3,709)	$1,126
Investing	$(199)	$(261)	$(144)	$(460)	$(347)
Financing	$6,481	$689	$68	$7,170	$(446)

	Three Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003
BALANCE SHEET DATA:
Cash and cash equivalents (including restricted cash)	$9,274	$6,001	$6,265
Total assets	17,702	14,718	14,143
Deferred revenue	4,679	4,108	3,945
Long-term debt (excluding capital leases)	—	—	—
Stockholders’ equity	4,727	3,688	5,950

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com